Exhibit 5.1

LOCKE LIDDELL & SAPP LLP

ATTORNEYS & COUNSELORS

3400 JPMORGAN CHASE TOWER		(713) 226-1200

600 TRAVIS STREET		Fax: (713) 223-3717

HOUSTON, TEXAS 77002-3095	AUSTIN • DALLAS • HOUSTON • NEW ORLEANS	www.lockeliddell.com

December 23, 2003

Board of Directors

Cotelligent, Inc.

100 Theory, Suite 200

Irving, California 92612

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-4 to be filed by Cotelligent, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of a maximum of 10,679,612 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company and warrants to purchase 5,339,806 shares of the common stock of the Company (the “Warrants”) to be issued pursuant to the Agreement and Plan of Merger dated as of November 24, 2003, among the Company, Watchit Media USA, Inc. (as assignee of Recency Media USA, Inc.), On-Site Media, Inc. and Certain of the Stockholders of On-Site Media, Inc. (the “Merger Agreement”). The Shares and Warrants consist of up to 10,679,612 shares of Company common stock and 5,339,806 warrants to purchase shares of Company common stock which may be issued pursuant to the Merger Agreement in exchange for 22,837,600 shares of the common stock of On-Site Media, Inc. currently outstanding.

I have examined and am familiar with originals, or copies the authenticity of which has been established to my satisfaction, of such documents and instruments as I have deemed necessary to express the opinions hereinafter set forth. Based upon the foregoing, it is my opinion that the Shares and Warrants, when issued, or delivered in the manner provided for in the Merger Agreement, will be legally issued, fully paid and non-assessable.

I consent to the use of this opinion as Exhibit 5 to the above-referenced Registration Statement and to the reference to me under the caption “Legal Matters” in the proxy statement/prospectus forming a part thereof.

Very truly yours,

/s/ Gregory C. Hill

Gregory C. Hill
For the Firm